Exhibit 99.20

STATEMENT BY THE BOARD OF DIRECTORS ON THE EVENTS OCCURRING AFTER THE PREPARATION OF THE INTERIM REPORT HAVING A MATERIAL EFFECT ON THE POSITION OF THE COMPANY

As a statement made in accordance with Chapter 16, Section 11, sub-section 1, paragraph 6 of the Finnish Companies Act, the Board of Directors states that the operations of Lemminkäinen Corporation have since the preparation of the January-June 2017 interim report (published on 27 July 2017) been carried out in the ordinary course of business and no matters essentially affecting the position of the company have occurred.

Helsinki, 27 July 2017

LEMMINKÄINEN CORPORATION

The Board of Directors

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non -U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.